EXHIBIT 99.1.
Press release of Flushing Financial Corporation, dated February 18, 2004

CONTACT:

Monica C. Passick	Van Negris / Lexi Terrero
Senior Vice President and	Van Negris & Company, Inc.
Chief Financial Officer	(212) 626-6730
Flushing Financial Corporation
(718) 961-5400

FOR IMMEDIATE RELEASE

Flushing Financial Corporation Increases
Quarterly Dividend By 9% to $0.08 per Share

FLUSHING, NY - February 18, 2004 - Flushing Financial Corporation (Nasdaq: FFIC), the parent holding company for Flushing Savings Bank, FSB, today announced that on February 17, 2004, the Board of Directors declared an increase of 9 percent in its quarterly dividend on its common stock to $0.08 per common share, payable on March 31, 2004 to shareholders of record at the close of business on March 10, 2004.

Michael J. Hegarty, Flushing Financial's President and Chief Executive Officer, stated: "Our continued strong capital position, as well as our confidence in the opportunities for future growth, underlie the Company's decision to increase our quarterly cash dividend payouts to shareholders by 9 percent to $0.08 a share, an indicated yearly rate of $0.32 per share. As part of our continuing efforts to enhance the total return to all our shareholders, the Board will continue to review future dividend payouts on a quarterly basis."

Flushing Financial Corporation is the holding company for Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the Federal Deposit Insurance Corporation ("FDIC"). The Bank conducts its business through eleven banking offices located in Queens, Brooklyn, Manhattan, Bronx, and Nassau County.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company's Annual Report on Form 10-K and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", "believes", "estimates", "predicts", "forecasts", "potential" or "continue or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company's web site at http://www.flushingsavings.com.

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